SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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TECHNITROL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Shareholders Meeting
May 18, 2005

       Our annual shareholders meeting will be on Wednesday, May 18, 2005, at 5:00 P.M. in the McMichael Room (2nd Floor) of The Union League of Philadelphia. The Union League is located at 140 South Broad Street, Philadelphia, Pennsylvania. The agenda is to:

1) Elect two directors for a three-year term;

2) Increase the number of shares authorized for issuance under the Technitrol, Inc. Board of Directors Stock Plan; and

3) Transact any other business brought before the meeting.
      If you were a shareholder on March 4, 2005, you may vote at the meeting.

By order of the board of directors,

Thomas J. Considine, Jr.
Vice President, Treasurer and Corporate Secretary
Trevose, Pennsylvania
March 23, 2005
Please Vote — Your vote is important.
Please return the enclosed proxy as soon as possible in the envelope provided.

DISCUSSION OF MATTERS FOR VOTING
PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK
STOCK OWNED BY DIRECTORS AND OFFICERS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION POLICIES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
SHAREHOLDERS PROPOSALS
AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

1210 Northbrook Drive
Suite 470
Trevose, PA 19053
215-355-2900

Proxy Statement
Annual Shareholders Meeting
Wednesday, May 18, 2005

Introduction

      This proxy statement is distributed on behalf of our board of directors. We are sending it to you to solicit proxies for voting at our 2005 annual meeting. The meeting will be held in the McMichael Room (2nd Floor) of The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. The meeting is scheduled for Wednesday, May 18, 2005, at 5:00 P.M. If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card and a copy of our annual report have been mailed by March 23, 2005 to our shareholders of record as of March 4, 2005. Our annual report includes our financial statements for 2004 and 2003.
      The following section includes answers to questions that are frequently asked about the voting process.
      Q: How many votes can I cast?
      A: Holders of common stock as of March 4, 2005 are entitled to one vote per share on all items at the annual meeting except in the election of directors, which is by cumulative voting.
      Q: What is cumulative voting?
      A: For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected. You may then cast the whole number of votes among one or more candidates in any proportion. If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting before voting.
      Q: How do I vote?
      A: There are two methods. You may attend the meeting and vote in person or you may complete and mail the proxy card.
      Q: What vote is necessary for action?
      A: In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected (two), will be elected. Approval of all other matters requires the affirmative vote of a majority of shares represented in person or by proxy at the annual meeting and entitled to vote.

      Q: How will the proxies be voted?
      A: Proxies signed and received in time will be voted in accordance with your directions. If no direction is made, the shares will be voted for the election of the two nominated directors and for the amendment to the Board of Directors Stock Plan. Unless you indicate otherwise on the proxy card, Thomas J. Considine, Jr. and James M. Papada, III, the proxies, will be able to vote cumulatively for the election of directors. If you later wish to revoke your proxy, you may do so by notifying our Secretary in writing prior to the vote at the meeting. If you timely revoke your proxy by notifying our Secretary in writing, you can still vote in person at the meeting.
      Q: What is a quorum?
      A: A majority of the outstanding common shares represents a quorum. A quorum of common shares is necessary to hold a valid meeting. Shares represented in person or by proxy at the annual meeting will be counted for quorum purposes. Abstentions are counted as present for establishing a quorum. Broker non-votes are counted as present for establishing a quorum for all matters to be voted upon.
      Q: What are broker non-votes?
      A: Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter. As a result, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors. They have the same effect as votes against the approval of all other proposals.
      Q: How many shares are outstanding?
      A: There are 40,472,629 shares of common stock entitled to vote at the annual meeting. This was the number of shares outstanding on March 4, 2005. There are no other classes of stock outstanding and entitled to vote.
      Q: Who pays for soliciting the proxies?
      A: Technitrol will pay the cost of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement. We may solicit proxies by mail, over the Internet, telephone, facsimile, through brokers and banking institutions, or by our officers and regular employees.
DISCUSSION OF MATTERS FOR VOTING
Item 1 — Election of Directors
      There are three classes of directors on the board of directors. The only difference between each class is when they were elected.

•	Dennis J. Horowitz, Graham Humes and C. Mark Melliar-Smith are Class I directors whose terms expire in 2005. Messrs. Horowitz and Melliar-Smith were nominated for election at this meeting. If elected, their terms will expire in 2008. They were recommended to the board by its Governance Committee on January 26, 2005. Mr. Humes was not nominated for re-election because he has reached the board’s mandatory retirement age as established in our by-laws.

•	John E. Burrows, Jr., Alan E. Barton and James M. Papada, III, are Class II directors whose terms expire in 2006.

•	David H. Hofmann and Edward M. Mazze are Class III directors whose terms expire in 2007.
      Votes on proxy cards will be cast equally for Messrs. Horowitz and Melliar-Smith unless you indicate otherwise on the proxy card. However, as noted above, the persons designated as proxies may cumulate their votes. You are permitted to vote cumulatively and may indicate this alternative on the enclosed proxy. Messrs. Horowitz and Melliar-Smith are current directors and we do not expect that either of them will be unable or unwilling to serve as director. If that occurs, the board may nominate another person in place of either of them.
      The board of directors recommends that you elect Dennis J. Horowitz and C. Mark Melliar-Smith for a term of three years.
Item 2 — Amendment to the Board of Directors Stock Plan
      You will be requested at the meeting to approve an amendment to the Technitrol, Inc. Board of Directors Stock Plan to increase the number of shares of common stock authorized to be issued under the plan from 60,000 (adjusted for the stock dividend effective November 27, 2000) to 105,000 shares. The Board of Directors Stock Plan was approved by the board and shareholders in 1998. Under the plan, non-employee directors receive shares of common stock each year as partial compensation for their services on the board of directors. The purpose of the plan is to assist us in attracting and retaining highly qualified persons to serve as directors on the board and to provide such directors an incentive to contribute to the growth and development of our company through equity ownership. The board believes that shares issued under the plan, together with the board’s mandatory stock ownership requirement (see page 16), fundamentally aligns the interest of each outside director with that of our shareholders. Of the 60,000 shares available for grant under the plan, 45,366 shares have been issued as of March 4, 2005, leaving 14,634 remaining available for issuance under the plan. We therefore propose to amend the plan to increase the number of shares of common stock authorized to be issued under the plan from 60,000 to 105,000.
      The form of amendment to the Board of Directors Stock Plan as approved by the board of directors on January 26, 2005, is set forth as Appendix A to this proxy statement.
      The following is a summary of the key features of the Board of Directors Stock Plan, including the proposed amendment. The following summary is qualified in its entirety by reference to the full text of the plan. A copy of the plan will be provided to shareholders upon request.
Summary of the Board of Directors Stock Plan
      General. The Board of Directors Stock Plan was approved by the board of directors and shareholders in 1998. The Plan terminates on the date of our annual shareholders meeting in 2008, unless earlier terminated by the board of directors.
      Participation. All non-employee directors are eligible to participate in the Board of Directors Stock Plan. No persons other than non-employee directors may participate in the plan. Under the terms of the plan, proposed to be amended, 105,000 shares of common stock are available for grant under the plan. The original plan provided for 30,000 shares available for grant under the plan which was adjusted to 60,000 following the stock dividend on November  27, 2000. The plan provides that the number of shares subject to the plan will be adjusted equitably for stock splits, stock dividends, recapitalizations, mergers and other changes in our common stock.
      Administration. The plan is administered by our board of directors. Except as otherwise provided in the plan, the board shall have sole discretion and authority to interpret the plan, to prescribe, amend and rescind rules and regulations relating to the plan, and to make all other determinations necessary or advisable in the administration of the plan.
      Grants. At the board of directors meeting immediately following the Annual Meeting of Shareholders, the board of directors issues to each non-employee director shares of common stock worth $25,000, using the “fair market value” of our common stock on the business day immediately preceding the date of grant. “Fair market value” means the per share closing price of the common stock as reported by the principal national exchange upon which such common stock is traded (or if not traded on a national exchange then the mean average between the bona fide closing bid and ask prices). Grants are fully taxable when received.
      Amendments; Termination. The board of directors has the right to terminate the plan at any time. The board also has the right to amend or modify the plan at any time or from time to time, subject to applicable laws, regulations and exchange requirements; provided, however, the board may not, without further shareholder approval (i) increase the total number of shares of common stock subject to the plan (except for adjustments described above); (ii) make any amendment or modification unless the board determines such amendment or modification would not materially increase the cost of the plan to the Company; and (iii) continue the plan in effect beyond the termination date.
      The board of directors recommends that you vote in favor of the amendment to the Technitrol, Inc. Board of Directors Stock Plan to increase the number of shares authorized for issuance from 60,000 to 105,000 shares.
Item 3 — Other Business
      The board does not know of any other matters to come before the meeting. However, if additional matters are presented to the meeting, Thomas J. Considine, Jr. and James M. Papada, III will vote using what they consider to be their best judgment.
PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK
      The following table describes persons we know to have beneficial ownership of more than 5% of our common stock at March 3, 2005. Our knowledge is based on reports filed with the Securities and Exchange Commission by each person or entity listed below. Beneficial ownership refers to shares that are held directly or indirectly by the owner. No other classes of stock are outstanding.

Name and Address of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class

State Street Research &	3,684,430	(1)	9.10%
Management Company
One Financial Center, 30th Floor
Boston, MA 02111-2690
Royce & Associates, LLC	3,173,250	(2)	7.84%
1414 Avenue of the Americas
New York, NY 10019
Virginia Frese Palmer	2,152,500	(3)	5.32%
Palmer Family Trusts	Indirect
7147 Sabino Vista Circle
Tucson, AZ 85750

(1)	Of the aggregate 3,684,430 shares reported as beneficially owned by State Street, it reported having both sole dispositive power and sole voting power over all 3,684,430 shares. State Street disclaims beneficial ownership of all 3,684,430 shares. The information provided for State Street is based on a Schedule 13G filed by it on January 27, 2005.

(2)	Of the aggregate 3,173,250 shares reported as beneficially owned by Royce & Associates, it has both sole dispositive power and sole voting power over all 3,173,250 shares. The information provided for Royce and Associates is based on a Schedule 13G filed by it on February 3, 2005.

(3)	1,745,184 of these shares are held in the Palmer Family Trust — Survivor’s Share, 341,300 of these shares are held in the Virginia Frese Palmer Charitable Remainder Unitrust, dated June 20, 2000, and 66,016 of these shares are held in the Palmer Family Trust — Residuary Trust Share. The co-trustees of these three trusts are Virginia Frese Palmer and J. Barton Harrison. Mrs. Palmer and Mr. Harrison share voting power and investment power. Mrs. Palmer is the widow of Gordon Palmer, Jr., one of the Company’s founders. The information provided for Virginia Frese Palmer and the Palmer Family Trusts is based on a Schedule 13D/A filed by it on December 22, 2004.

STOCK OWNED BY DIRECTORS AND OFFICERS
      The following table describes the beneficial ownership of common stock by our five most highly compensated executive officers during 2004, all directors, and our directors and executive officers as a group at March 3, 2005.

	Amount and Nature of		Percent
Name	Beneficial Ownership(1)		of Class

Alan E. Barton	2,259	(2)	*
John E. Burrows, Jr.	16,452	(2)	*
David H. Hofmann	6,164	(2)	*
Dennis J. Horowitz	0		*
Graham Humes	218,101	(3)	*
John L. Kowalski	84,062	(4)	*
David W. Lacey	18,072	(2)	*
Edward M. Mazze	15,572	(2)	*
C. Mark Melliar-Smith	5,702	(2)	*
Drew A. Moyer	23,979	(5)	*
James M. Papada, III	176,419	(6)	*
Albert Thorp, III	23,958	(2)	*
Directors and executive officers as a group (14 people)	608,761		1.5%

*	Less than one percent (1%).

(1)	Includes shares with restrictions and forfeiture risks under our restricted stock plans. Owners of restricted stock have the same voting rights as our other shareholders except that they do not have the right to sell or transfer the shares until the applicable “restricted period” has ended. See Note (2) to the summary compensation table on page 12.

(2)	Shares are directly owned by the officer or director.

(3)	Includes 160,089 shares directly owned by Mr. Humes, 25,968 shares owned by Mr. Humes’ spouse, and 32,044 shares owned by a trust for which Mr. Humes’ spouse is co-trustee. Mr. Humes disclaims any beneficial interest in the shares owned by his spouse or those shares owned by a trust for which his spouse is co-trustee.

(4)	Includes 25,590 shares directly owned by Mr. Kowalski, 379 shares owned by Mr. Kowalski’s spouse, and 58,093 shares owned by a trust for which Mr. Kowalski and his spouse are co-trustees.

(5)	Includes 10,111 shares directly owned by Mr. Moyer and 13,868 shares owned jointly with Mr. Moyer’s spouse.

(6)	Includes 67,200 shares directly owned by Mr. Papada and 109,219 shares owned jointly with Mr. Papada’s spouse.

DIRECTORS AND EXECUTIVE OFFICERS
Identification and Business Experience
      The following table describes each person nominated for election to the board of directors, each director whose term will continue after the annual meeting, and the executive officers. Our executive officers are appointed to their offices annually.

Name	Age	Position

Alan E. Barton	49	Director
John E. Burrows, Jr.	57	Director
Thomas J. Considine, Jr.	51	Vice President, Treasurer and Corporate Secretary
David H. Hofmann	67	Director
Dennis J. Horowitz	58	Director
John L. Kowalski	61	Senior Vice President
David W. Lacey	60	Vice President of Human Resources
Edward M. Mazze	64	Director
C. Mark Melliar-Smith	59	Director
Drew A. Moyer	40	Senior Vice President and Chief Financial Officer
James M. Papada, III	56	Chairman of the Board and Chief Executive Officer
David J. Stakun	49	Vice President of Corporate Communications
Albert Thorp, III	50	Senior Vice President
      There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person which would provide for the other person to become an officer or director.
      Alan E. Barton has been a Vice President of Rohm and Haas Company, a specialty chemical manufacturer, and head of the company’s worldwide Coatings group since 1999. He is also regional director for Asia-Pacific. Mr. Barton was Worldwide Business Director of Rohm and Haas’ Polymers and Resins division from 1997 to 1999 and held other senior positions within the company prior to that time. He has served as a director of Technitrol since January 1, 2004.
      John E. Burrows, Jr. has been the President and Chief Executive Officer of SPI Holding Co., a global producer of specialty chemicals, since 1995. From 1990 through 1995, he was Vice President-North America of Quaker Chemical Corporation, a manufacturer and distributor of specialty chemicals and a provider of chemical management services for manufacturers. Mr. Burrows has served as a director of Technitrol since 1994.
      Thomas J. Considine, Jr. has served as our Vice President since May 2002, our Secretary since August 2004, and also as our Treasurer since November 2000. From April 1998 until November 2000, he was the Treasurer of Vlasic Foods, a packaged food company. From October 1996 until March 1998, he held the position of Assistant Treasurer of Armstrong World Industries, Inc., a manufacturer of vinyl floors and ceilings. Prior to that, he held several finance positions at Campbell Soup Company, a packaged food company, from November 1990 until September 1996.
      David H. Hofmann was the President of The Bryce Company, LLC, a consumer packaging concern, from January 2000 until January 2005 and continues in various non-executive positions with The Bryce Company. Mr. Hofmann worked as a consultant to the consumer packaging industry from July 1997 through August 1999. From 1989 through July 1997, he served as President and Chief Executive Officer of Graphic Packaging Corporation, a manufacturer of packaging for consumer goods. Mr. Hofmann is a director of the Bryce Company and has served as a director of Technitrol since 2000.

      Dennis J. Horowitz has been the President and Chief Executive Officer of Wolverine Tube, Inc. since March 1998, and Chairman of the Board since January  1, 2001. Prior to joining Wolverine, Mr. Horowitz served as Corporate Vice President and President of the Americas of AMP Incorporated (“AMP”), a manufacturer of electronic connectors and interconnection systems, since September 1994. Mr. Horowitz also serves as a director of Wolverine and Superconductor Technologies, Inc. He was named to the Technitrol board in 2005.
      John L. Kowalski has served as our Senior Vice President since May 2002. He served as our Vice President from 1995 until May 2002. He has also served as President of our subsidiary, Pulse Engineering, Inc. (Pulse), since 1995. Mr. Kowalski was President of the Fil-Mag Group, a former subsidiary of Technitrol, from January 1994 through its consolidation into Pulse in 1995, and he was General Manager of our Components Division from 1990 to 1995. Prior to joining us, he held various management positions at Honeywell International Inc., General Electric Company and Varian, Inc.
      David W. Lacey has served as our Vice President of Human Resources since July 1998. Prior to joining us, he was Vice President of Human Resources with The Hay Group, Inc., a human resources consulting firm, from 1995 to June 1998, and was Senior Vice President and Deputy Director Human Resources for First Fidelity Bank from 1992 until 1995.
      Dr. Edward M. Mazze has been Dean of the College of Business Administration and holder of the Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business at the University of Rhode Island since July 1998. Previously, he was Dean of The Belk College of Business Administration, The University of North Carolina at Charlotte and Dean at Temple University and Seton Hall University. Dr. Mazze is a member of the board of directors of Washington Trust Bancorp, the Barrett Growth Fund and Ocean State Business Development Authority. He has served as a director of Technitrol since 1985.
      C. Mark Melliar-Smith is the President of Multi-Strategies Consulting, a consulting and investment company located in Austin, Texas, which specializes in early stage start-up companies in the high technology sector. He is also the Chief Operating Officer of Molecular Imprints, which manufactures semiconductor process equipment. From January 2002 to October 2003, Mr. Melliar-Smith was a Venture Partner with Austin Ventures, a venture capital firm focusing on the telecommunications, semiconductor and software businesses. Before these venture activities, Mr. Melliar-Smith was the President and Chief Executive Officer of International SEMATECH, a research and development consortium for the integrated circuit industry, from January 1997 to December 2001. He was Chief Technical Officer of Lucent Technologies Microelectrics, the forerunner of Agere Systems Inc., from January 1990 through December 1996. Mr. Melliar-Smith also serves as a director of Power One Inc., Molecular Imprints, Inc., and Metrosol, Inc. Mr. Melliar-Smith has served as a director of Technitrol since January 2002.
      Drew A. Moyer has served as our Senior Vice President and Chief Financial Officer since August 2004. He was Vice President from May 2002 until August 2004; our Secretary from January 1997 until August 2004; and our Corporate Controller from May 1995 until August 2004. Mr. Moyer joined us in 1989 and was previously employed by Ernst & Young LLP.
      James M. Papada, III, has served as our Chairman of the Board since January 1996, and our Chief Executive Officer since January 1999. He has been a director of Technitrol since 1983. Before joining us, he was a partner in the law firm of Stradley Ronon Stevens & Young LLP from 1987 through June 1999. He was President and Chief Operating Officer of Hordis Brothers, Inc., a glass fabricator, from 1983 until 1987.
      David J. Stakun joined us in March 1997 and has served as our Vice President, Corporate Communications since January 1999. From 1987 until March 1997, Mr. Stakun held various communications positions of increasing responsibility at Bell Atlantic Corporation (now Verizon Communications), including Director-Corporate and Financial Communications from 1995 until joining us. Before joining Bell Atlantic, Mr. Stakun held various communications positions at Sears, Roebuck and Co. and Peoples Energy Corporation.
      Albert Thorp, III has served as our Senior Vice President and President of our subsidiary, AMI Doduco, since May 2002. Mr. Thorp served as our Vice President of Finance and Chief Financial Officer from 1995 until May 2002. He joined Technitrol as Corporate Controller in 1989, and he held the additional position of Treasurer from May 1995 until March 1997 and from July 2000 to November 2000.

CORPORATE GOVERNANCE
Corporate Governance Guidelines and Statement of Principles Policy
      Our Corporate Governance Guidelines and our Statement of Principles Policy are available on our website: www.technitrol.com. The Corporate Governance Guidelines and Statement of Principles Policy are also available in print to any shareholder who requests them. Our Statement of Principles Policy is intended to be a code of business conduct and ethics for directors, officers and employees, within the meaning of the NYSE listing standards and SEC rules.
Independent Directors
      In determining the independence of our directors, our board has adopted the NYSE’s tests for independence as provided in the NYSE listing standards. Our board has determined that none of our directors (with the exception of Mr. Papada) has any material relationship with the Company and is independent within the NYSE’s definition. Mr. Papada is not independent because he is our Chief Executive Officer.
Board Meetings
      The board held six meetings in 2004, including regularly scheduled and special meetings. No director attended fewer than 75% of the total board meetings and committee meetings of which the director was a member.
Executive Sessions
      The Corporate Governance Guidelines provide that at each meeting of the board of directors, time will be set aside for the independent directors to meet separately from management. Graham Humes is the presiding director at all executive sessions of non-management directors.
Shareholder Communications
      The board of directors has implemented a process for shareholders to send written, oral or e-mail communications to the board in an anonymous fashion. This process is also described on our website: www.technitrol.com.
Director Attendance at Annual Meetings
      We do not have a formal policy regarding attendance by members of the board at our annual meeting. We have always encouraged our directors to attend our annual meeting and will continue to do so. In 2004, all eight of our directors attended our annual meeting of shareholders and a presentation was made by the chairperson of each of our board’s three committees.
Committees
      Our board of directors has three standing committees, Audit, Compensation and Governance. The board has determined that each director who serves on these committees is independent, as that term is defined in applicable NYSE listing standards and SEC rules. The written charters of each committee as approved by our board of directors may be found on our website: www.technitrol.com. The current members are:

Audit	Compensation	Governance

Graham Humes, Chairman Edward M. Mazze Mark Melliar-Smith	John E. Burrows, Jr., Chairman Alan E. Barton David Hofmann	Mark Melliar-Smith, Chairman Alan E. Barton

      Each of the committee charters, describing the function of each committee, is summarized below. The Audit Committee charter was amended in May 2004. A copy of the amended Audit Committee charter is attached as Exhibit B to this proxy statement.

Compensation Committee
      The Compensation Committee (formerly called the Executive Compensation Committee):

•	evaluates executive and board compensation to insure that they are competitive and serve to accomplish our compensation goals as determined from time to time;

•	approves changes in executive and board compensation plans, policies, metrics and standards;

•	evaluates the compensation of directors;

•	administers and approves payment under incentive (cash or equity) compensation plans;

•	establishes goals for our Chief Executive Officer;

•	reviews the performance of our Chief Executive Officer;

•	evaluates senior management development and succession plans; and

•	evaluates pension plan performance.
During 2004, the Compensation Committee held four meetings.

Governance Committee
      The Governance Committee:

•	reviews and determines qualifications for membership to the board and its respective committees;

•	reviews and determines the procedure for appointment and removal of committee members;

•	reviews and determines the number, structure and operations of the committees;

•	reviews and determines the manner in which the respective committees should report to the entire board;

•	reviews the qualification of sitting directors prior to each annual meeting and recommends director nominees for election at such annual meeting;

•	identifies qualified individuals to serve as directors and recommends them to the board when necessary;

•	devises criteria for periodically evaluating the performance of the board of directors;

•	reviews the size of the board and frequency of its meetings and makes recommendations as appropriate;

•	reviews corporate governance issues, to the extent these matters are not the responsibility of other committees and makes recommendations to the board as appropriate; and

•	establishes stock trading criteria for directors and officers.
      The Governance Committee held one formal meeting in 2004 as well as numerous telephone conferences. The Governance Committee selects nominees to the board who have skills, diversity and experience that can be of assistance to management in operating our business. The Committee believes that members of the board should have experience sets and skills largely complementary with one another. In filling board openings, the Committee has typically, but not always, engaged an independent search firm to assist in identifying candidates with the requisite skills required of a board member in general as well as any specific skills believed to be required.
      The Committee’s policy is to not consider nominees recommended by shareholders. However, a shareholder may nominate persons to serve as directors at the annual meeting. The Committee, together with the board, is responsible for evaluating board performance. The board conducts a formal evaluation of its performance and goal attainment once a year, typically at a meeting in December devoted to that purpose. The Governance Committee determines the process for this evaluation.

Audit Committee
      The Audit Committee:

•	monitors corporate accounting and reporting practices, including compliance with accounting rules and pronouncements;

•	reviews our quarterly and annual reports on Forms 10-Q and 10-K, including Management’s Discussion and Analysis (MD&A);

•	evaluates the independent auditor’s qualifications, functions and independence;

•	evaluates the performance of the internal audit function and independent auditors;

•	engages and terminates our independent auditing firm;

•	consults with our independent auditor regarding the plan, scope and cost of audit work;

•	reviews our independent auditor’s report and management letter with our independent auditor;

•	reviews the adequacy of internal controls and integrity of the financial reporting process, in consultation with the independent accountants and internal audit department;

•	reviews our processes for monitoring compliance with laws and our Statement of Principles;

•	reviews the activities, organizational structure, responsibilities and budget of our internal audit function, the internal audit reports and the adequacy of our internal audit plan;

•	reviews and assesses the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment, including the adequacy of the total insurance program; and

•	provides an open avenue of communication and resolves any disagreements among the independent auditor, our financial and senior management, our internal audit department and our board of directors.
      The review of the auditor’s report and management letter includes discussions regarding accounting practices and principles, adjustments and required disclosures. The Committee has separate regularly scheduled executive sessions with our independent auditors, senior management and the Director of Internal Audit. During 2004, the Audit Committee held twelve meetings.
      Our board has determined that each member of the Audit Committee is financially literate, as defined by the NYSE listing standards. This conclusion is based upon each of their backgrounds and experience. In addition, the board has determined that Graham Humes, Chairman of the Committee, has accounting or related financial management expertise, as defined by the NYSE listing standards. However, based upon the board’s admittedly conservative interpretation of Item 401(h) of Regulation S-K, the board has also determined that no member of the Audit Committee meets the literal definition of an “audit committee financial expert”. While there is no official guidance on the appropriate interpretation of Item 401(h), our board interprets it to be more restrictive than its counterpart definition in the NYSE listing standards. Looking at the definition contained in Item 401(h) in its narrowest sense, the board believes that its requirements can be satisfied only by a practicing accountant or someone who was trained as an accountant and, in either case, retains a broad and deep everyday working current knowledge of, and current experience in, the application of current accounting literature and practice to a business of the type and complexity of that of the Company. Therefore, while the board fully endorses the effectiveness of our Audit Committee, we conclude that its membership does not include an “audit committee financial expert” within our understanding of the most conservative view of the meaning of Item 401(h) of Regulation S-K. The board has determined that by satisfying the requirements of the NYSE listing standards with a member of the Audit Committee that has

“financial management expertise,” and taking into account the background and experience of the other members of the Audit Committee, our Audit Committee has the financial expertise necessary to effectively fulfill the duties and the obligations of the Audit Committee. Moreover, our board sees no value added to our shareholders were it to recruit and bring onto our board a person solely for the purpose of having someone who meets the SEC definition of a “financial expert.”
Audit Committee Report
      Management is responsible for producing our financial statements and for implementing and assessing our financial reporting process, including our system of internal control over financial reporting. KPMG is responsible for performing an independent audit of our financial statements and issuing reports and opinions on the financial statements. The Audit Committee’s responsibility is to assist the board of directors in its oversight of our financial statements.
      During 2004, we completed the documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee provided oversight on the progress and results of the testing of the internal control over financial reporting. The Audit Committee also reviewed with management and the independent auditors the scope of the annual audit and audit plans, the results of internal and external audit examinations, the quality of our financial reporting and our process for legal and regulatory compliance.
      In fulfilling the above responsibilities, the Audit Committee of the board of directors has:

1. reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with our management;

2. discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as the same was in effect on the date of our financial statements;

3. received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same was in effect on the date of our financial statements; and

4. discussed with our independent auditors their independence.
      Based on the review and discussions referred to in the items above, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 31, 2004 be included in Technitrol’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Members of the Audit Committee

Graham Humes, Chairman
Edward M. Mazze
Mark Melliar-Smith

Executive Compensation
      The following table describes the compensation of our Chief Executive Officer and the other four most highly compensated executive officers in 2004 for services in all capacities provided to Technitrol and our subsidiary companies.
Summary Compensation Table

				Long-Term
				Compensation —
				Restricted Stock			All Other
	Annual Compensation(1)			Plan Awards			Compensation(4)

Name and Principal	Fiscal			Shares		Value
Position	Year	Salary	Bonus	(2)		(3)

James M. Papada, III,	2004	$565,656	$542,000	24,674	(7)	$424,146	$405,740
Chief Executive Officer	2003	549,654	672,000	26,666	(6)	503,454	337,641
and President	2002	533,187	197,000	20,000	(5)	321,400	978,303

John L. Kowalski,	2004	310,350	351,500	8,000		181,760	125,158
Senior Vice President	2003	303,555	205,508	5,000		97,050	95,239
	2002	294,168	10,000	2,400		42,240	95,722

Albert Thorp, III,	2004	274,456	88,000	4,200		95,424	63,625
Senior Vice President	2003	270,696	0	2,125		41,246	45,569
	2002	240,963	98,400	2,750		48,400	63,227

Drew A. Moyer,	2004	200,245	138,750	3,688		83,791	51,792
Senior Vice	2003	167,453	200,375	2,655		51,534	45,261
President, Chief	2002	159,400	103,400	1,250		22,000	37,719
Financial Officer

David W. Lacey	2004	192,327	124,000	2,417		54,914	36,914
Vice President —	2003	187,203	122,500	2,100		40,761	40,471
Human Resources	2002	181,293	38,000	750		13,200	8,077

(1)	None of the five officers received perquisites or other personal benefits exceeding the lesser of $50,000 or 10% of salary and bonus during the years 2002, 2003 and 2004.

(2)	Except for certain grants of restricted stock to Mr. Papada that are described in notes 5, 6 and 7 below, disclosure for fiscal year 2004 represents grants of restricted stock to the named executive officers in May 2004 based on past performance. These shares of restricted stock will vest in May 2007 provided the officer is an employee on such date. At December 31, 2004, the total number of restricted shares held by each of the above-named officers under Technitrol’s restricted stock plans and the value of those shares (based on a closing market price of $18.20 for the Company’s common stock on the New York Stock Exchange on that date) were:

	Shares	Value

Mr. Papada	26,666	$485,321
Mr. Kowalski	15,400	280,280
Mr. Thorp	9,075	165,165
Mr. Moyer	7,593	138,193
Mr. Lacey	5,267	95,859

After paying a dividend on shares, including those held under the restricted stock plan, on January 25, 2002, Technitrol discontinued the practice of paying dividends on shares. On February 2, 2005, Technitrol announced that it restored its shareholder dividend, payable April 22, 2005 to shareholders of record on April 8, 2005.

(3)	The value of restricted stock set forth in the table above was calculated by multiplying the closing market price of our common stock on the New York Stock Exchange on the date of the grant by the number of shares awarded.

(4)	Amounts include cash received upon the grant or vesting of restricted stock plan awards as provided for under the restricted stock plans, Technitrol’s contribution under our 401(k) Retirement Savings Plan and Supplemental Savings Plan, and term life insurance premiums paid. The detailed amounts for 2004 are shown below:

	Cash under
	Restricted Stock		Supplemental	Term Life
	Plans	401(k) Plan	Savings Plan	Insurance

Mr. Papada	$355,637	$8,200	41,483	$420
Mr. Kowalski	93,649	12,300	19,209	0
Mr. Thorp	49,166	8,200	5,839	420
Mr. Lacey	28,294	8,200	0	420
Mr. Moyer	43,172	8,200	0	420

Under the Supplemental Savings Plan (which became effective as of August 1, 2003), payments were also made retroactively to Mr. Papada, Mr. Kowalski and Mr. Thorp for the fiscal year 2002 and are reflected in the Summary Compensation Table for that year. Details regarding our Supplemental Savings Plan are set forth below.

(5)	In January 2002, the Compensation Committee and Mr. Papada agreed upon six goals to be achieved in 2002. An agreed upon weighting was assigned to each goal. If all six goals were achieved, Mr. Papada would receive 26,666 shares of restricted stock. On February 14, 2003, the Compensation Committee determined that Mr. Papada achieved five out of the six performance goals related to this grant and, in accordance with the weighting assigned to each goal achieved, earned 20,000 shares. These shares vested on March 31, 2004.

(6)	In January 2003, the Compensation Committee and Mr. Papada agreed upon six goals to be achieved in 2003. An agreed upon weighting was assigned to each goal. If all six goals were achieved, Mr. Papada would receive 26,666 shares of restricted stock. On February 19, 2004, the Compensation Committee determined that Mr. Papada achieved all six of the performance goals related to this grant and, therefore, he earned 26,666 shares. These shares vested on February 19, 2005.

(7)	In January 2004, the Compensation Committee and Mr. Papada agreed upon six goals to be achieved in 2004. An agreed upon weighting was assigned to each goal. If all six goals were achieved, Mr. Papada would receive 26,666 shares of restricted stock. At its meeting on January 26, 2005, the Compensation Committee determined that Mr. Papada achieved four of the six performance goals completely and achieved the other two goals related to this grant in part and, therefore, in accordance with the weighting assigned to each goal achieved, earned 24,674 shares. The shares were issued to Mr. Papada on February 25, 2005 and will vest on February 25, 2006.
Retirement Plans
      We maintain a qualified defined benefit pension plan for employees who are not covered by a subsidiary’s defined contribution plan. We make contributions to the plan based upon actuarial calculations and the salary of each participant, if necessary. Pension benefits depend on the employee’s final average salary and years of credited service. The final average salary is the highest average base salary over three consecutive years during the ten-year period prior to termination of employment or the date of retirement.
      We also maintain a supplemental retirement plan (which was amended and restated in January 2002), which supplements the benefits of employees who participate in both our qualified defined benefit plan and our Executive Short-Term Incentive Plan. Our board of directors may designate other employees as participants, but has not done so to date. The benefits depend upon the employee’s final average compensation and years of credited service. The final average compensation is the average of the employee’s base salary and cash bonus

(not in excess of 75% of base salary in the calendar year in which it is paid) during the highest three consecutive calendar years out of the last ten calendar years prior to termination of employment or retirement. The supplemental plan provides for accelerated vesting of benefits and a lump sum payment in the event of a change in control.
      Effective August 1, 2003, the board approved the Technitrol, Inc. Supplemental Savings Plan for U.S. executives earning a base salary in excess of the maximum salary covered by our Qualified 401(k) plans. This maximum is set annually by the IRS. Under the Supplemental Savings Plan, Technitrol annually makes matching contributions on behalf of such executives who made the maximum permitted elective deferrals to our tax-qualified 401(k) plans for the year equal to the excess of (a) the matching contributions that they would have received under our tax-qualified 401(k) plans for the year if the Internal Revenue Code limits on compensation and elective deferrals were not applicable and if they had made elective deferrals of 4% of their compensation (or 6% of compensation if they participated in the Pulse Engineering, Inc. 401(k) Plan) over (b) the amount of the matching contributions actually made for them for the year under our tax-qualified 401(k) plans.
      The following table describes the approximate annual benefits that an executive receives upon retirement at age 65 under the defined benefit pension plan and the amended and restated supplemental retirement plan, assuming the executive selects a single life annuity payment. The benefits are not subject to any reduction for Social Security or other amounts.

	Years of Credited Service

Final Average Salary	15 Years	20 Years	25 Years	30 Years	35 Years

$150,000	50,700	67,500	67,500	67,500	67,500
200,000	67,500	90,000	90,000	90,000	90,000
250,000	84,400	112,500	112,500	112,500	112,500
300,000	101,300	135,000	135,000	135,000	135,000
350,000	118,200	157,500	157,500	157,500	157,500
400,000	135,000	180,000	180,000	180,000	180,000
450,000	151,900	202,500	202,500	202,500	202,500
500,000	168,800	225,000	225,000	225,000	225,000
550,000	185,700	247,500	247,500	247,500	247,500
600,000	202,500	270,000	270,000	270,000	270,000
650,000	219,400	292,500	292,500	292,500	292,500
700,000	236,300	315,000	315,000	315,000	315,000
750,000	253,200	337,500	337,500	337,500	337,500
      Pensionable compensation under the defined benefit pension plan and supplemental retirement plan of the executive officers named in the Summary Compensation Table includes salary and bonus (not in excess of 75% of base salary in the calendar year in which it is paid) as set forth in the Summary Compensation Table. The officers named in that table who participate in the defined benefit pension plan and their years of credited service are set forth in the table below.

Years of
Officers	Credited Service

Mr. Papada	6
Mr. Thorp	15
Mr. Lacey	6
Mr. Moyer	15
      The years of credited service under the supplemental retirement plan for the above named officers is the same as under the defined benefit pension plan described above, with the exception of Mr. Papada, who has twenty years of credited service under the supplemental retirement plan.

Executive Employment Arrangements
      Mr. Papada entered into an agreement with the Company on July 1, 2004 which sets forth the rights and obligations of both the Company and Mr. Papada in the event of termination of Mr. Papada’s employment. The agreement, which expires on December 31, 2010, provides that termination of Mr. Papada’s employment will occur upon any of the following events: (a) Mr. Papada’s death; (b) Mr. Papada’s total disability; (c) termination of employment by the Company for cause; (d) termination of employment by the Company for any reason other than cause; (e) termination of employment by Mr. Papada for good reason, which includes a material change in his authority, duties or responsibilities; or (f) termination of employment by Mr. Papada for any reason other than good reason, including voluntary retirement.
      The employment agreement provides that upon death, or voluntary retirement after Mr. Papada turns the age of 62, Mr. Papada or his estate is to be paid in a lump sum (i) the unpaid portion of his base salary through the end of the month in which termination occurs; (ii) any bonus for the six month bonus period in which termination occurs pro rated to the date of termination; and (iii) any other benefits to which he was entitled as an employee and/or pursuant to his compensation arrangement as further described below, which were then due but unpaid. In addition, upon Mr. Papada’s death, any restricted stock granted to Mr. Papada but not yet vested will immediately vest and his estate is entitled to receive certain amounts for federal and state taxes due as a result of such vesting.
      In the event of termination of Mr. Papada’s employment due to total disability, Mr. Papada is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under the Company’s long-term disability plan.
      In the event Mr. Papada is terminated by the Company for cause (as defined in the agreement) or Mr. Papada terminates his employment without good reason (as defined in the agreement), Mr. Papada will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid.
      In the event Mr. Papada is terminated by the Company without cause or Mr. Papada terminates his employment with good reason, all shares of restricted stock granted to him and not forfeited will immediately vest (irrespective of whether any performance criteria has been attained). In addition, Mr. Papada will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) any bonus for the six month bonus period in which termination occurs pro rated to the date of termination (without duplicating the payments made pursuant to (iv) of this paragraph); (iii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid; (iv) an amount equal to two years base salary plus a cash bonus equal to the maximum amount then allowed by the executive incentive plan, all in a lump sum or installments, except that (1) such amount shall not be payable if termination occurs at any time after a change of control, and (2) if such termination occurs at any time after August 21, 2008, Mr. Papada is entitled to one year’s base salary (instead of two) plus six months of bonus; and (v) health and life insurance benefits as he was receiving on the date of termination, along with his health club membership, for the applicable time period corresponding to his salary severance period provided in (iv) of this paragraph. Mr. Papada may elect to receive these amounts in a lump sum at the then current rates paid by the Company or the Company can continue to pay them on Mr. Papada’s behalf when due.
      The agreement also contains a noncompetition and nonsolicitation provision prohibiting Mr. Papada, during the term of his employment and for two years after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, in the manufacture of any product substantially similar to or in competition with any product which at any time during Mr. Papada’s employment or the immediately preceding twelve month period was manufactured or developed by the Company or any subsidiary of the Company; (ii) being or becoming a shareholder, officer, director, employee or consultant to any person or entity engaged in any such activities; (iii) seeking to procure orders from or do business with any of the Company’s customers, in competition with the Company; (iv) soliciting any person who is an employee of the Company; (v) seeking to contract with any person or entity who the Company has contracted to manufacture or supply products, materials or services, in such a way as to adversely affect or interfere with the Company’s business; or (vi) engaging in any effort to induce any of the Company’s customers, consultants, employees or associates or any of its affiliates to take any action which might be disadvantageous to the Company or its affiliates; except that Mr. Papada shall not be prohibited from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.
      Mr. Papada’s compensation arrangement with us also provides that in the event of a change in control:

•	all restricted shares granted to him and not forfeited will immediately vest (irrespective of whether performance has been attained); and

•	Mr. Papada will be paid two years base salary, a cash bonus equal to the maximum amount then allowed by the executive incentive plan and certain amounts for federal and state taxes due as a result of such payments and awards of stock.
      Mr. Papada is also eligible to participate in our restricted stock plan as well as to receive benefits under our supplemental retirement plan and supplemental savings plan which are described above under the heading “Retirement Plans.” Notwithstanding anything to the contrary in the supplemental retirement plan, in the event of a change in control of the Company, participants in the supplemental retirement plan will be paid benefits under the plan equal to the excess of (i) the benefits that would have accrued under the plan if the years of credited service credited under the plan included an additional five years (and in the case of Mr. Papada, in addition to such additional five years, an additional 15 years of service, as provided under the plan), as of the date of the date of change of control over (ii) the vested benefits that have accrued under the plan as of the date of change in control and an amount that is sufficient to reimburse him/her for federal, state and local taxes due as a result of such payments under the plan.
Compensation of Non-Employee Directors
      We have no employee directors (except Mr. Papada who receives no compensation as a director). The Compensation Committee amended the compensation arrangement of the non-employee directors effective August 1, 2004. We now pay our non-employee directors an annual cash retainer of $18,000. Chairmen of the Audit, Compensation, and Governance Committees are paid an additional $5,000, $3,000 and $1,500, respectively. Non-employee directors also receive $3,000 for each board meeting that they attend. Members of the Audit Committee also receive $2,000 and members of the Compensation and Governance Committees receive $1,000 for each committee meeting that they attend. In addition, each non-employee director receives a grant of our common stock in May of each year with a market value at the time of grant of $25,000 under the Technitrol, Inc. Board of Directors Stock Plan. The directors may defer all or part of their fees and stock grants. Deferred cash fees accrue interest at a rate based on our weighted average borrowing rate on our bank-funded debt, which is reset every six months. This rate for the last six months of 2004 was 2.57%. Stock grants are taxable to the director when received.
Board Stock Ownership
      In 1996, we adopted a number of policies and procedures to strengthen the independence of our directors and to improve their ability to maximize the Company’s value to you as shareholders. These policies include:

(1) the establishment of a board comprised exclusively of non-employee independent (under both SEC and NYSE rules) directors, except for the Chief Executive Officer, and

(2) the requirement that all directors purchase not less than $100,000 of our common stock (based on cost at the time of purchase or award) during his or her initial three year term. Shares received as part of director’s fees count in the calculation of shares “purchased” since they are received in exchange for services and constitute ordinary income to the director on which he/she is responsible for income taxes (we do not reimburse directors for any portion of taxes due on these shares). When a director has purchased shares of common stock with a cost basis of $100,000, there is no further obligation to acquire additional shares and the director is deemed to have made a meaningful investment in our common stock. However, directors are encouraged to continue to purchase common stock to clearly align their interests to those of the shareholders in a material way.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION POLICIES
      The Compensation Committee of the Technitrol board of directors administers our executive compensation program. All issues regarding director and executive compensation are reviewed and approved by the committee. These issues include retainer, meeting fees and stock awards in the case of directors and base salary, cash bonus, long-term incentives and executive benefit programs in the case of executives. In the case of the CEO’s compensation, it makes recommendations to the full board for its approval.

Compensation Philosophy
      The purpose of our executive compensation plan is to retain and attract the talent required for the continued and successful growth of our Company, while clearly linking incentive compensation to company performance; and therefore, shareholder value. The plan reflects a performance-based approach to executive compensation. The elements of our executive program include base salary, cash bonus and long-term incentives. This mix of elements weights the cash bonus and long-term elements more heavily than base salary in the total compensation package, putting a greater share of total compensation “at risk.” Cash bonus payments are structured so that payouts begin modestly but escalate significantly as performance exceeds stated objectives. The committee adopted this philosophy in 1999. The committee believes that the executive compensation program has been successful in retaining and motivating key executives. This performance-based philosophy is evidenced by the fact that executive perquisites are limited. In fact, we provide a lower number of perquisites than the median of companies of a comparable size. Some examples of perquisites that the Company does NOT make available to executives include country club memberships, drivers, private planes, metropolitan city apartments, vacation retreats, executive dining services and reserved parking.
      As noted above, our compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of compensation not based on performance in excess of $1 million paid to certain executive officers. The committee continues to manage its executive compensation program for its executive officers to preserve the related federal income tax deductions, although individual exceptions may occur.
      The Technitrol board of directors, at its October 22, 2003 meeting, reviewed the Company’s Short Term Incentive Plan (STIP) and Restricted Stock Plan II (RSP II) and the recommendations made by the Committee’s external compensation consultant and the compensation committee and approved amendments to the Company’s STIP. The changes had an effective date of January 1, 2004 and governed the STIP and RSP II awards made to eligible executives in 2004. The most material changes were (1) semi-annual rather than quarterly incentive payments; (2) a “target” compensation level for each participant; and (3) much heavier use of restricted stock to make up for the reduced reliance on short term cash incentive payments under the STIP in arriving at total direct compensation. The changes are described in more detail under the headings “Short-Term Incentive Plan” and “Long Term Incentives”.
      Although the committee recommended and the board of directors approved changes to the STIP there is no change in the direction and execution of the Company’s compensation philosophy. The compensation consulting firm affirmed the appropriateness of the key characteristics of our compensation philosophy which are: 1) the heavier weighting of cash bonus and restricted stock awards linked to performance which reinforce an entrepreneurial approach; 2) promotion through RSP II of long-term ownership of Company stock by the executives; and 3) alignment of the STIP and RSP II with shareholder interests.

Review of Base Salary and Total Compensation for Executives
      Base salary is one of the three compensation elements for executives. The other two — cash bonus awards now paid semi-annually if earned (based on agreed upon financial objectives) and long-term incentives — are weighted more heavily and give the total compensation package more leverage by tying awards to performance.
      The committee approved the following changes in base salary for executives in the business segments and the corporate office. The executives in the corporate office (along with all other employees in the corporate office) received a 3% increase effective as of July 1, 2004. Executives in our Electrical Contact Product Segment (ECPS) and Electronic Component Segment executives received a 2.5% base salary increase, effective July 1, 2004 (again, consistent with the increases given to all other non-union employees of these segments in North America). The committee has been advised by its external compensation consulting firm that these increases are below those which are being awarded to executives in similar businesses and our peer competitors. However, the committee believes such increases were appropriate given the market conditions at the time of the increases. The committee will again review base salaries in mid-2005, as part of its continuing monitoring of the Company’s executive compensation program. The committee’s mid-year review is intended to place all executives in the business segments and the corporate office on the same base salary change schedule with a common effective date of July 1 of each year. For the first time in 2004, all base salary changes for executives had the same effective date.

Short-Term Incentive Plan
      In 1999, the committee adopted and the board of directors approved a Short-Term Incentive Plan, which we refer to as the STIP. On October 22, 2003, the committee recommended amendments to the STIP, which the board of directors approved after review of the amendments, consultation with management and consideration of the recommendations of an external compensation consultant. The amendments became effective on January 1, 2004 and were applied by the committee in its review and approval of cash awards in 2004 to executives. While the purpose of the STIP remained the same, certain changes were made to the timing and amount of payouts upon achievement of established target performance objectives. The most notable changes are as follows:

1. Targets for economic profit (EP), net operating profit (NOP)and earnings per share (EPS) are established as part of the Company’s semi-annual planning cycle. Payments are now made on a semi-annual basis, if earned, rather than on a quarterly basis.

2. No cash incentive payment is made unless at least 80% (down from 90%) of the target performance objective is achieved. Upon achievement of greater then 80% but less then 100% of the target performance objectives, the payout begins at 40% of the full STIP pool and continues ratably up to 100% of full STIP pool. Upon achievement of greater than 100% up to 120% of target performance objectives, the payout increases ratably up to a maximum of 200% (down from 300%) of the full STIP pool.

3. One cash incentive pool from which cash awards are made replaces three separate cash incentive pools for each of Technitrol corporate, its Electronic Component Segment (ECS) and its Electrical Contact Product Segment (ECPS). The one cash incentive pool is funded only if Technitrol on a consolidated basis achieves the target performance objectives rather than a separate incentive pool for each of ECS and ECPS based only on their respective segment financial performance.

4. A specific percentage of base salary was established as a target for cash incentives under the STIP for each executive.
      The STIP is designed to provide cash bonuses to our executives based on semi-annual performance, but only if the Company attains economic profit (EP), net operating profit (NOP) and earnings per share (EPS) objectives established by the board of directors. The STIP is intended to create a strong team focus among participating executives on meeting their performance objectives on a semi-annual basis and creating and fostering the teamwork necessary to do so. The committee believes that these criteria and the objectives relating to each are most closely aligned with the creation of shareholder value.
      EP is the after-tax operating income of the relevant segment or the entire Company less the imputed cost of capital applicable to the relevant segment or the Company as a whole. Some companies refer to this as

EVA. This goal stresses maximum asset utilization, operating profit and careful tax planning. Each of our segments and the Company as a whole has its own independently calculated cost of capital. NOP represents earnings before interest, taxes and other non-operating items of the relevant segment or the Company as a whole but, as used in the STIP, includes amortization of intangibles, stock-based compensation expenses and the cost of STIP payments themselves. This results in making the STIP payment, in effect, self-funding. That is, the EP and NOP goals must be met after deducting the cost of any STIP payment. EPS reflects our net after-tax profit for the Company as a whole on a per-share basis. The STIP provides that the committee may change the weighting given to EP, NOP and EPS and may, where it deems appropriate, substitute other performance metrics. To date, no metrics other than EP, NOP and EPS have been used.
      In December 2003 the committee, in consultation with the CEO, established Technitrol’s EP, NOP and EPS targets for the first half of 2004. These targets for executives in the business segments and in the corporate office were drawn directly from the 2004 business plan which our board of directors approved at its December 2003 meeting. In May 2004, executives updated the business plan for the second half of 2004 taking into account actual market conditions during the first four months of the year. In May 2004, the board of directors established Technitrol’s EP, NOP and EPS targets for the second half of 2004 which were drawn directly from the updated business plan.
      Pursuant to the terms of the STIP, because 120% of the target performance objectives were achieved for the first half of 2004, the maximum incentive pool (200% of full first half STIP) was paid out. The total incentive pool paid to executives of Technitrol corporate, the Electrical Contact Product Segment and the Electronic Component Segment was $2.46 million, which includes Mr. Papada’s cash award described below. The committee allocated cash incentive payments to executives of Technitrol, its Electronic Component Segment, and its Electrical Contact Product Segment based upon the relative contributions made by each group. In 2004, twenty persons were eligible to participate in the STIP, seven at the corporate office, seven in the Electronic Components Segment and six in the Electrical Contact Products Segment.
      Given the achievement of the Company’s established performance targets and the continued improvement in EP, NOP and EPS throughout the first half of 2004, the committee believes the approved cash bonus awards were reasonable and appropriate and consistent with the Company’s executive compensation program objectives.
      Because the established target performance objectives based on EP, NOP and EPS were not achieved in the second half of 2004, no cash incentive payments under the STIP or otherwise were made to executives in the business segments or Technitrol corporate.

Long-Term Incentives
      In the fall of 2003, an external compensation consultant recommended to the committee that the total number of restricted shares constituting the pool to be awarded to executives in our Restricted Stock Plan II (RSP II) be increased from its current level judged to be non-competitive by the consultant. The committee agreed and, consistent with its authority under the RSP II, set a target of 175,000 shares to be awarded to executives over a three-year period. This target may be changed each year depending on a number of factors, including the relationship of the cost of granting the awards to overall anticipated shareholder returns. Accordingly, the committee established that 75,000 restricted shares under RSP II would be granted to executives in 2004, which represented an increase of 26,750 restricted shares above the 2003 restricted share awards to executives. The board of directors approved the committee’s determination at its meeting on October 22, 2003.
      In 2004, pursuant to the terms of the RSP II, the committee awarded 14,000 restricted shares, 46,000 restricted shares and 15,000 restricted shares to executives in the Electrical Contact Products Segment, Electronic Components Segment and Technitrol corporate (excluding the Chief Executive Officer), respectively. All of the restricted shares awarded are subject to the three-year service vesting requirement under the RSP II.
      No member of the executive group participating in the STIP and RSP II has ever received any stock options.

Compensation of the Chief Executive Officer
      In determining the total compensation in 2004 for Mr. Papada, our Chairman of the Board and Chief Executive Officer, the committee made the following determinations with respect to his base salary, Short Term Incentive Plan (STIP) cash bonus award and long-term equity incentives and other compensation.
      The committee approved a 3% increase to Mr. Papada’s base salary, effective July 1, 2004, consistent with the salary increase actions implemented for all Technitrol corporate executives and employees. The committee presented its base salary increase recommendation to the board of directors, which approved the increase.
      Cash awards under the STIP for Mr. Papada, like all other STIP participants, are based on the achievement of financial and performance metrics based on EP, NOP and EPS established for Technitrol annually by the committee and approved by the board of directors. With respect to the first half of 2004, the committee assessed Mr. Papada’s semi-annual performance on the financial metrics of the STIP’s, EP, NOP and EPS targets and determined that Mr. Papada achieved his objectives, and accordingly earned a cash award of $545,000.
      With respect to the second half of 2004, the semi-annual performance STIP objectives based on EP, NOP and EPS were not achieved, and accordingly, no cash award was made to Mr. Papada.
      The CEO’s long-term awards of restricted stock under our Restricted Stock Plan II through 2004 are governed by his compensation arrangement, which is described above under the caption titled Executive Employment Arrangements. In early 2004, Mr. Papada and the committee agreed upon six specific performance goals, each with a separate weighting, which, if achieved by December 31, 2004, would result in an award of an aggregate of 26,666 shares of restricted stock. These six goals (several of which had more than one facet) relate to target performance in the areas of:

•	corporate governance including identification of director candidates;

•	EP, NOP and EPS for Technitrol;

•	identification and pursuit of potential acquisition candidates;

•	restructuring activities in Europe;

•	certain activities regarding operations in China; and

•	renegotiation of Technitrol’s master credit facility
      The goals and their weighting were approved by the board of directors at its January 2004 meeting. In January 2005, the committee reviewed Mr. Papada’s actual performance against these goals. The committee determined that Mr. Papada had achieved fully four of his goals and partially two of his goals. He, therefore, earned 92.5% of the potential 26,666 shares of restricted stock and accordingly, was awarded 24,674 restricted shares under the RSP II for achieving his 2004 objectives. These shares will vest on February 25, 2006.

      The committee believes that Mr. Papada’s overall compensation in 2004 was fair and reasonable in the context of the Company’s performance, the performance of other companies similarly situated, his individual goal achievement and relevant, prevailing trends for executive compensation. The level of his compensation is also consistent with the information received from the external sources researched by the committee in 2004.

Compensation Committee

John E. Burrows, Jr., Chairman
Alan E. Barton
David Hofmann
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      John E. Burrows, Alan E. Barton and David H. Hofmann served as members of the Compensation Committee during the fiscal year 2004. None of the members of the Compensation Committee was formerly or during 2004 an officer or employee of Technitrol or any of its subsidiaries.
[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
      The following graph compares the growth in value on a total-return basis of $100 investments in Technitrol, the Russell 2000® Index and the Dow Jones Electrical Components and Equipment Industry Group Index between December 31, 1999 and December 31, 2004. Total-return data reflect closing share prices on the final day of each Technitrol fiscal year. Cash dividends paid are considered as if reinvested. The graph does not reflect intra-year price fluctuations.
      The Russell 2000® Index consists of the 2,000 smallest companies and about 8% of the total market capitalization of the Russell 3000® Index. The Russell 3000 represents about 98% of investable U.S. equity securities. As of the latest reconstitution, the average market capitalization of the Russell 2000 was approximately $607 million.
      At December 31, 2004, the Dow Jones Electrical Components and Equipment Industry Group Index included the common stock of Amphenol Corp., Anaren, Inc., Arrow Electronics, Inc., Artesyn Technologies, Inc., Avnet, Inc., AVX Corp., Belden CDT, Inc., Benchmark Electronics, Inc., C&D Technologies, Inc., Commscope, Inc., Cooper Industries Ltd. Class A, CTS Corp., Flextronics International, Ltd., FuelCell Energy, Inc., General Cable Corp., GrafTech International Ltd., Hubbell Inc. Class B, Jabil Circuit, Inc., Kemet Corp., Littelfuse, Inc., Methode Electronics, Inc., Molex, Inc. and Molex, Inc. Class A, Park Electrochemical Corp., Plexus Corp., Power-One, Inc., Powerwave Technologies, Inc., Regal-Beloit Corp., Sanmina-SCI Corp., Solectron Corp., SPX Corp., Technitrol, Inc., Thomas & Betts Corp., and Vishay Intertechnology, Inc.

	1999	2000	2001	2002	2003	2004

Technitrol	100.00	185.55	128.47	76.33	93.89	82.60

Russell 2000® Index	100.00	96.98	100.43	79.23	115.90	137.71

Dow Jones Electrical Components & Equipment Industry Group Index	100.00	67.49	48.17	27.92	45.94	43.32

SHAREHOLDERS PROPOSALS
      Our Corporate Secretary must receive shareholders proposals by November  23, 2005 in order to include them in the proxy statement for our annual meeting in 2006. The proxies that we obtain may be voted at our discretion when a shareholder proposal is raised at the annual meeting, unless the Company receives notice of the shareholder proposal by February 7, 2006. We will communicate any change to these dates to our shareholders.
AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT
      The principal accountant for the year 2005 will be selected and retained by our Audit Committee following a review of the 2005 audit scope requirements and related issues. KPMG LLP was our principal accountant for the fiscal year 2004. The selection of the principal accountant will be made in accordance with the Audit Committee Charter and its planned agenda in 2005. A representative of KPMG will attend the annual meeting to answer your questions. He or she will have the opportunity to make a statement.

Audit Fees
      For the fiscal year ended December 31, 2004, the aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2004 were $1,313,000. The fees for these services for the year ended December 26, 2003 were $1,160,000.

Audit-Related Fees
      For the fiscal year ended December 31, 2004, the aggregate fees billed by KPMG for audits of financial statements of certain employee benefit plans were $57,000. The fees for these services for the fiscal year ended December 26, 2003 were $36,000.

Tax Fees
      For the fiscal year ended December 31, 2004, the aggregate fees billed by KPMG for tax consultation and tax compliance services (except services related to audits) were $197,580. The fees for these services for the fiscal year ended December 26, 2003 were $221,459.

All Other Fees
      For the fiscal year ended December 31, 2004, the aggregate fees billed by KPMG for other non-audit services were $670,000.* For the fiscal year ended December 26, 2003, the aggregate fees incurred by us to KPMG for other non-audit services were $99,850. Substantially all of these fees related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
      The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. All services performed for 2004 were pre-approved by the Committee.

      * Fees are estimated, pending actual currency exchange rates in effect at time of billing and completion of all work.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than 10 percent of our shares outstanding, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent holders must furnish us with copies of all forms that they file.
      Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 2004, with the exception of the sale by the spouse of Mr. Humes of 2,000 shares on December 6, 2004 which was reported on December 13, 2004, of which Mr. Humes disclaims beneficial ownership. There were no known failures to file a required form.

By order of the board of directors,

Thomas J. Considine, Jr.
Vice President, Treasurer and Corporate Secretary
March 23, 2005

Appendix A
AMENDMENT
TO
TECHNITROL, INC. BOARD OF DIRECTORS STOCK PLAN
      THIS AMENDMENT to the Technitrol, Inc. Board of Directors Stock Plan (the “Amendment”) is made as of the 26th day of January, 2005.
W I T N E S S E T H  T H A T:
      WHEREAS, the Board of Directors and the shareholders of Technitrol, Inc. (the “Company”) have authorized, adopted and approved a Board of Directors Stock Plan (the “Plan”); and
      WHEREAS, the Company desires to amend the Plan to increase the number of shares available for issuance thereunder.
      NOW, THEREFORE, the Plan is hereby amended as follows:

1. Defined Terms. All terms used in this Amendment which are defined in the Plan shall have the meanings specified in the Plan, unless specifically defined herein.

2. Amendment of Section 3.1. Section 3.1 of the Plan shall be amended and restated in its entirety as follows:

3.1 Limitations. Subject to adjustment pursuant to the provisions of Section 3.2 hereof, the number of shares of Stock of the Company which may be granted under the Plan shall not exceed 105,000 shares.

3. Effect of Amendment. Except as expressly modified by this Amendment, the terms, covenants, and conditions of the Plan shall remain in full force and effect.
      IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunto duly authorized, all as of the date first above written.

TECHNITROL, INC.

By:	/s/ Thomas J. Considine, Jr.
Title: Vice President, Secretary and Treasurer

A-1

Appendix B
TECHNITROL, INC.
AUDIT COMMITTEE CHARTER

I.	MISSION STATEMENT
      The Audit Committee shall assist the Board of Directors in fulfilling its responsibilities by:

•	reviewing the financial reporting process in place to ensure the integrity of the Company’s financial statements,

•	evaluating the independent auditor’s qualifications and independence,

•	evaluating the performance of the Company’s internal audit function and independent auditors,

•	assessing the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment; and

•	reviewing the processes to monitor compliance with laws and regulations and the Technitrol, Inc. Corporate Statement of Principles.
      The Audit Committee will provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department and the Board of Directors. The Audit Committee has the sole authority to engage and terminate the Company’s independent auditors, to approve any non-audit engagement by the Company’s independent auditors and to approve all audit engagement fees and terms. Each Committee member shall work diligently to obtain an understanding of the detailed responsibilities of Committee membership as well as the Company’s business, operations and risks. The Audit Committee will also prepare the report that SEC rules require to be included in the Company’s annual proxy statement.

II.	ORGANIZATION
      The Audit Committee shall be comprised of three or more Directors, each of whom shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent, unbiased judgment as a member of the Committee. The terms “independent” and “independence” shall be as defined in the New York Stock Exchange Corporate Accountability and Listing Standards.
      Each member of the Committee shall have a working knowledge of basic finance and accounting practices. The Chairperson of the Committee must have accounting or related financial management experience. Unless the Board otherwise determines in compliance with existing law, at least one member of the Committee is to be considered a “financial expert”. The term “financial expert” shall be as defined by the Securities and Exchange Commission.
      The members of the Committee shall be appointed by the Board, in consultation with the Chairman, which shall also select the Chairperson of the Audit Committee. Appointments shall be made in accordance with procedures established by the Governance Committee of the Board of Directors from time to time. An Audit Committee member may not simultaneously serve on the Audit Committee of more than two public companies.
      The Company will adequately fund the budget of the Audit Committee. The budget will include, at a minimum, payments to the independent accountants for audit services and, if necessary, other professionals retained by the Audit Committee from time to time.
      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. On an annual basis, the Committee must complete a written evaluation of the Committee’s performance against its charter and the goals established annually by the Committee for itself.

III.	DUTIES AND RESPONSIBILITIES

A.	Financial Reporting
      1. Review, with management and the independent auditor, the Company’s annual 10-K filing, including the financial statements, independent auditor reports, officer certifications required by the SEC, and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any acquisition related audited statements required by Regulation S-X of the Securities Exchange Act of 1934.
      2. Review, with management and the independent auditor, the Company’s quarterly financial results prior to the release of earnings and the Company’s quarterly 10-Q filing, including the financial statements, officer certifications required by the SEC, and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing.
      3. Discuss with management financial information and earnings guidance provided to analysts and rating agencies.
      4. Determine if the financial statements and reports referred to in no. 1 and 2 above are complete in all material respects and consistent with the information known to Committee members, and assess whether the financial statements reflect appropriate accounting principles.
      5. Review with Company senior management and the independent auditor, management’s handling of any proposed audit adjustments identified by the independent accountants.
      6. Meet with the independent auditor to review the results of the annual audit, their judgments about the quality and appropriateness of the Company’s accounting principles, and any audit problems or difficulties and management’s response.
      7. Review and resolve any significant disagreement among the Company’s management and the independent accountants or the internal audit department in the financial reporting process.
      8. Review the integrity of the Company’s financial reporting process, both internal and external, in consultation with the independent accountants and the internal audit department.
      9. Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants or the Company’s senior management.
      10. Review with independent accountants and Company senior management the extent to which changes and improvements in financial and accounting practices, as approved by the Audit Committee, have been implemented.

B.	Internal Audit
      1. Review the activities, organizational structure, responsibilities and budget of the internal audit function.
      2. Review the qualifications of the persons assigned to the internal audit function and review the appointment, replacement or dismissal of the director of internal audit.
      3. Review the effectiveness of the internal audit function by approving or amending the annual audit plan, monitoring progress and the adequacy of resources to address the approved audit plan.

C.	Independent Auditor
      1. Approve the independent accountants’ proposed audit scope, approach and fees.
      2. At least annually, obtain and review a report by the independent auditor describing:

•	the firm’s internal quality-control procedures, and

•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.
      3. Confirm the independence of the independent accountants by discussing and reviewing all significant relationships that the independent accountants have with the Company and obtaining their assertion of independence in accordance with professional standards.
      4. Review the performance of the independent auditor.
      5. Engage and terminate the Company’s independent auditor and present conclusions on the appointment or discharge of the independent auditor to the Board of Directors.
      6. Approve in advance of the Company’s final commitment all consulting arrangements and any other non-audit service with the Company’s independent auditors.
      7. Approve all audit fees and terms.

D.	Risk Assessment and Risk Management
      1. Discuss with Company senior management guidelines and policies governing the risk assessment and risk management processes.
      2. Review with Company management, the internal auditors and the independent accountants, significant risks and exposures. Review management’s plans and processes to minimize such risks, including insurance coverage.
      3. Evaluate whether Company management is adequately communicating the importance of internal control to all relevant personnel.
      4. Periodically privately consult with the independent accountants about internal controls and the completeness and accuracy of the Company’s financial statements.
      5. Review whether the internal control recommendations made by the internal auditors and the independent accountants are being implemented by Company management and, if not, why not.

E.	Compliance with Relevant laws, regulations and Technitrol’s Statement of Principles
      1. Require that the Company maintain and publish a written Statement of Principles which embodies the Company’s business ethics.
      2. Evaluate whether the Company’s Statement of Principles is adequately communicated to all Company employees.
      3. Review the effectiveness of the system for monitoring compliance with the Company’s Statement of Principles.
      4. Periodically obtain updates from the Company’s senior management regarding procedures and processes to ensure compliance with applicable laws and regulations (including but not limited to, securities, tax and environmental matters).

F.	Other Responsibilities
      1. Meet at least quarterly with management, the director of internal audit and the independent auditors in separate sessions.
      2. Review all consulting fees paid by the Company to any organization where such fees exceed $250,000 annually.
      3. Institute special investigations, if necessary, and hire special counsel or experts to assist, if appropriate.
      4. Review and update this Charter at least annually, and obtain approval of changes from the Board.
      5. Set clear hiring policies for employees or former employees of the independent auditors.
      6. Review the procedures established for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.
      7. Review the procedures established allowing the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters and resolution of such concerns, if any.
      8. Review with the Board of Directors, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or performance of the internal audit functions.
      9. Perform other oversight functions as requested by the full Board of Directors.
      10. As considered necessary in the course of fulfilling Audit Committee duties, obtain advice and assistance from outside legal, accounting or other advisors.
      11. Report after each meeting to the Board of Directors regarding actions taken and matters discussed by the Committee.

☒	Please mark votes
as in this example

2005 Annual Meeting Proxy
This Proxy is Solicited by the Board of Directors

     The person signing below appoints Thomas J. Considine, Jr. and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 4, 2005 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 18, 2005, or any adjournment thereof.

COMMON

Revocable Proxy
Technitrol, Inc.

DIRECTORS
RECOMMEND
“FOR”

DIRECTORS
RECOMMEND
“FOR”

			With-	For all
		For	hold	Except
1.	Election of Directors	☐	☐	☐
Dennis J. Horowitz
C. Mark Melliar-Smith

Instruction: To withhold authority to vote for any individual nominee, mark “Except” and write that individual’s name in the space provided below.

		For	Against	Abstain
2.	Proposal to increase the number of shares authorized for issuance under the Board of Directors Stock Plan	☐	☐	☐

3.	The Proxies are authorized to vote in their discretion on other business that comes before the meeting.

     When properly executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of all nominees listed in Item 1 and “FOR” the proposal in Item 2.

Please be sure to sign and date	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

  Detach above card, sign, date and mail in postage paid envelope provided.

Technitrol, Inc.

     Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

☒	Please mark votes
as in this example

2005 Annual Meeting Proxy
This Proxy is Solicited by the Board of Directors

     The person signing below appoints Thomas J. Considine, Jr. and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 4, 2005 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 18, 2005, or any adjournment thereof.

PULSE 401k

Revocable Proxy
Technitrol, Inc.

DIRECTORS
RECOMMEND
“FOR”

DIRECTORS
RECOMMEND
“FOR”

			With-	For all
		For	hold	Except
1.	Election of Directors	☐	☐	☐
Dennis J. Horowitz
C. Mark Melliar-Smith

Instruction: To withhold authority to vote for any individual nominee, mark “Except” and write that individual’s name in the space provided below.

		For	Against	Abstain
2.	Proposal to increase the number of shares authorized for issuance under the Board of Directors Stock Plan	☐	☐	☐

3.	The Proxies are authorized to vote in their discretion on other business that comes before the meeting.

     When properly executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of all nominees listed in Item 1 and “FOR” the proposal in Item 2.

Please be sure to sign and date	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

  Detach above card, sign, date and mail in postage paid envelope provided.

Technitrol, Inc.

     Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

☒	Please mark votes
as in this example

2005 Annual Meeting Proxy
This Proxy is Solicited by the Board of Directors

     The person signing below appoints Thomas J. Considine, Jr. and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 4, 2005 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 18, 2005, or any adjournment thereof.

TECHNITROL 401k

Revocable Proxy
Technitrol, Inc.

DIRECTORS
RECOMMEND
“FOR”

DIRECTORS
RECOMMEND
“FOR”

			With-	For all
		For	hold	Except
1.	Election of Directors	☐	☐	☐
Dennis J. Horowitz
C. Mark Melliar-Smith

Instruction: To withhold authority to vote for any individual nominee, mark “Except” and write that individual’s name in the space provided below.

		For	Against	Abstain
2.	Proposal to increase the number of shares authorized for issuance under the Board of Directors Stock Plan	☐	☐	☐

3.	The Proxies are authorized to vote in their discretion on other business that comes before the meeting.

     When properly executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of all nominees listed in Item 1 and “FOR” the proposal in Item 2.

Please be sure to sign and date	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

  Detach above card, sign, date and mail in postage paid envelope provided.

Technitrol, Inc.

     Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.